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                                                                    EXHIBIT 4.18

                                     FORM OF

                      JOINT AND SEVERAL INDEMNITY AGREEMENT

      This Joint and Several Indemnity Agreement (this "Agreement") is made as of ___________ by and between James Hardie Industries N.V., a company incorporated under the laws of The Netherlands with its corporate seat at Amsterdam, The Netherlands, ("Parent"), and James Hardie Building Products Inc, a corporation formed under the laws of the State of Nevada and a wholly-owned subsidiary of Parent ("Corporation" and together with Parent, the "Indemnitors") on the one hand, and _____________ (the "Indemnitee"), on the other.

                                    RECITALS

      The Indemnitee is an employee or agent of the Corporation and/or an Affiliate Indemnitee (as hereinafter defined). Each of the Indemnitors and the Indemnitee recognize the increased risk of litigation and other claims being asserted against employees or agents of public companies in today's environment.

      The Articles of Association of Parent and the Certificate of Incorporation and Bylaws of Corporation (collectively, the "Charter Documents") permit the Indemnitors to indemnify their respective employees and agents as currently provided therein. The Charter Documents permit the Indemnitors to furnish similar protection or make other arrangements (any such protection or arrangement, an "Indemnification Arrangement") on behalf of the Indemnitee against personal liability (including, but not limited to, providing for Advanced Amounts as hereinafter defined) asserted against him or incurred by or on behalf of him in such capacity as an employee or agent of such Indemnitor or as an Affiliate Indemnitee, or arising out of his status as such, whether or not such Indemnitor would have the power to indemnify him against such liability under the provisions of this Agreement or under applicable law, (including Title 7 of the Nevada Revised Statutes hereinafter the "General Corporation Law") as it may then be in effect.

      In part to provide the Indemnitee with specific contractual assurance of substantial protection against personal liability (regardless of, among other things, any amendment to or revocation of the aforementioned provisions of any of the Indemnitor's Charter Documents or any change in the composition of such Indemnitor's Board of Directors [in respect of Parent such term refers to its Joint Board, Managing Board or Supervisory Board] or control of such Indemnitor), each of the Indemnitors desires to enter into this Agreement. The General Corporation Law expressly recognizes that the indemnification provisions of the General Corporation Law are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Charter Documents, or any other agreement providing for indemnification, or a resolution of stockholders or directors, or otherwise, and the Charter Documents of the Indemnitors expressly recognize that the indemnification provisions of the Charter Documents shall not be deemed exclusive of, and shall not affect, any other rights to which a person seeking indemnification may be entitled under any agreement.

      In order to induce the Indemnitee to serve as an employee and/or agent of the Corporation and in consideration of the Indemnitee's so serving, each of the Indemnitors desires jointly and severally to hold harmless and indemnify the Indemnitee and to make arrangements

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pursuant to which the Indemnitee may be advanced or reimbursed expenses incurred by the Indemnitee in certain proceedings, in every case to the fullest extent authorized or permitted by the General Corporation Law, or any other applicable law, the Charter Documents, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which are adopted after the date hereof (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnitor to provide broader indemnification rights than the General Corporation Law, or other applicable law, or the Charter Documents, permitted such Indemnitor to provide prior to such amendment).

      NOW, THEREFORE, in consideration of the foregoing recitals and of the Indemnitee's willingness to serve the Corporation as an employee and/or agent, the parties agree as follows:

      1. Service by the Indemnitee. The Indemnitee shall serve and continue to serve as an employee and/or agent of the Corporation so long as he is retained in such capacity or until such time as he tenders his resignation in writing. Subject to any other contractual obligation or other obligation imposed by operation of law, the Indemnitee may at any time and for any reason resign from such position. If the Indemnitee serves in any other capacity with respect to either Indemnitor or any Affiliate Indemnitor (as hereinafter defined), nothing in this Agreement will confer upon the Indemnitee the right to continue in the employ of either Indemnitor or the Affiliate Indemnitor or affect the right of either Indemnitor or the Affiliate Indemnitor to terminate the Indemnitee's employment at any time in the sole discretion of such Indemnitor and/or the Affiliate Indemnitor, with or without cause.

      2. Indemnification. (a) To the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended and by the Charter Documents, each of the Indemnitors, jointly and severally, shall hold harmless and indemnify the Indemnitee, his executors, administrators or assigns against any and all expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment hereunder) actually and reasonably incurred by the Indemnitee (net of any related insurance proceeds or other amounts received by the Indemnitee or paid by or on behalf of an Indemnitor on the Indemnitee's behalf in compensation of such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative or in arbitration, to which the Indemnitee is a party or participant or is threatened to be made a party or participant (a "Proceeding"), as a plaintiff, defendant, respondent, witness or otherwise, based upon, arising from, relating to or by reason of the fact that the Indemnitee: (1) is, was, shall be or shall have been an employee and/or agent of an Indemnitor or (2) is or was serving, shall serve, or shall have served at the request of an Indemnitor as a director, officer, partner, trustee, fiduciary, employee or agent ("Affiliate Indemnitee") of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, employee benefit plan, or other incorporated or unincorporated enterprise (each, an "Affiliate Indemnitor") or arising from or relating to any action or omission to act taken by the Indemnitee in any of the foregoing capacities; provided, however, that, except as provided in Section 10(c) or (d) hereof, an Indemnitor shall indemnify the Indemnitee in connection with a Proceeding initiated by the

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Indemnitee only if such proceeding (or part thereof) was authorized by a two-thirds vote of the Board of Directors of such Indemnitor.

      (b) The Indemnitee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a written claim pursuant to Section 8 hereof. Thereafter, the Indemnitors shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals has expired ("Final Determination"), which is adverse to the Indemnitee and which establishes that the Indemnitee is not entitled to any indemnity pursuant to Section 2 (e) hereof.

      (c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that Indemnitee is not entitled to indemnification or otherwise adversely affect the rights of the Indemnitee to indemnification except as may be provided herein.

      (d) If the Indemnitee is not wholly successful in any Proceeding but is successful on the merits or otherwise as to one or more but less than all claims, issues or matters in such Proceeding, the Indemnitors agree, jointly and severally, to indemnify the Indemnitee to the maximum extent permitted by law against all losses and expenses incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal with or without prejudice shall be deemed to be a successful result as to such claim, issue or matter. Neither the failure of any of the Indemnitors (including their respective Boards of Directors, legal counsel or stockholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct, nor an actual determination by such Indemnitor (including its Board of Directors, its legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or adversely affect the rights and obligations of any of the Indemnitors or of the Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Indemnitors and the Indemnitee shall not in any way diminish, restrict, limit or adversely affect the Indemnitee's right to indemnification from the Indemnitors or any other party or parties under any other Indemnification Arrangement, the Charter Documents of any of the Indemnitors, or applicable law.

      (e) No indemnity pursuant to this Agreement shall be paid by the
Indemnitors:

            (i) in respect to remuneration paid to Indemnitee if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

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            (ii) on account of any suit in which judgment is rendered against
Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of Parent pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any applicable federal, state or local statutory law;

            (iii) on account of Indemnitee's conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

            (iv) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful (and, in this respect, both the Indemnitors and the Indemnitee have been advised that the Securities and Exchange Commission believes that (a) indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and (b) claims for indemnification should be submitted to the appropriate court for adjudication).

      3. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his status as a director, officer, employee or agent or fiduciary of an Indemnitor or an Affiliate Indemnitor, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified by the Indemnitors against all expenses actually and reasonably incurred by him or on his behalf in connection therewith.

      4. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of an Indemnitor or any affiliate of an Indemnitor against the Indemnitee, Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by applicable law under the circumstances. Any claim or cause of action of the Indemnitor or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action the shorter period shall govern.

      5. Claims for Payments. (a) Notwithstanding any other provision of this Agreement, to the extent allowed by applicable law, the Indemnitee shall have the right to receive from the Indemnitors on demand or, at his option, to have any of the Indemnitors pay promptly on his behalf, in advance of a Final Determination of a Proceeding, all amounts payable by the Indemnitors pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by the Indemnitee in connection with any Proceeding or otherwise (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Indemnitors of any amount, including any Advanced Amounts, pursuant to this Agreement, the Indemnitee shall submit to the Indemnitors a written request for payment (a "Claim") which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement, or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. The Corporate Secretaries of the Indemnitors shall, promptly upon receipt of such a request for indemnification, advise the Boards of Directors in writing that Indemnitee has requested indemnification.

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      (b) Where the Indemnitee is requesting Advanced Amounts, the Indemnitee must also provide an undertaking to repay such Advanced Amounts if a Final Determination is made that the Indemnitee is not entitled to indemnification hereunder. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free.

      (c) Notwithstanding the foregoing, the obligation of the Indemnitors to pay Advanced Amounts pursuant to this Section 5 shall be subject to the condition that, if, when and to the extent that the Indemnitors determine that Indemnitee would not be permitted to be indemnified under applicable law, Indemnitors shall be entitled to be reimbursed, within thirty (30) days of such determination, by Indemnitee (who hereby agrees to reimburse Indemnitors) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by Indemnitors that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse Indemnitors for any Advanced Amounts until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).

      6. Continuation of Indemnity. All agreements and obligations of the Indemnitors contained herein shall continue during the period the Indemnitee is an employee or agent of the Corporation (or is serving at the request of an Indemnitor as an Affiliate Indemnitee) and shall continue thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was an employee or agent of the Corporation or served as such or in some other capacity as an Affiliate Indemnitee, whether or not Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an employee or agent of the Corporation or any other enterprise at an Indemnitor's request.

      7. Successors: Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of and be enforceable by, each of the Indemnitor's successors and assigns and by the Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, divisees and legatees. Each Indemnitor shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of such Indemnitor expressly to assume and agree in writing to perform this Agreement in the same manner and to the same extent that such Indemnitor would be required to perform if no such succession or assignment had taken place.

      8. Notification and Defense of Claim. (a) Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Agreement, notify such Indemnitor of the commencement thereof, but the failure to so notify such Indemnitor will not relieve the Indemnitors from any liability which it may have to the Indemnitee (except to the extent that the Indemnitors are prejudiced by such failure). With respect to any such
Proceeding:

      (i) Each Indemnitor shall be entitled to participate therein at its own expense;

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      (ii) Except with prior written consent of the Indemnitee, the Indemnitors shall not be entitled to assume the defense of any Proceeding;

      (iii) No Indemnitor shall settle any Proceeding in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's prior written consent (not to be unreasonably withheld or delayed); and

      (iv) The Indemnitee shall not settle any Proceeding without the Indemnitors' prior written consent (not to be unreasonably withheld or delayed).

      (b) Upon written request by Indemnitee for indemnification pursuant to
Section 5 hereof, a determination, if required by applicable law, with respect to Indemnitee's entitlement thereto shall be made by the following person or persons empowered to make such determination:

            (i) the Board of Directors of such Indemnitor by a majority vote of a quorum of directors of such Indemnitor who are not and were not parties to the Proceeding in respect of which indemnification is sought by Indemnitee ("Disinterested Directors"), or

            (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, said Disinterested Directors so direct, by a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Indemnitors or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder ("Independent Counsel") (notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Indemnitors or Indemnitee in an action to determine Indemnitee's rights under this Agreement) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, or

            (iii) if so directed by said Disinterested Directors, by the stockholders of such Indemnitor; and, if it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors, or stockholder of such Indemnitor shall act reasonably and in good faith in making a determination under this Agreement of the Indemnitee's entitlement to indemnification. Any costs or expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by such Indemnitor to the extent allowed by applicable law (irrespective of the determination as to Indemnitee's entitlement to indemnification) and the Indemnitors hereby indemnify and agree to hold Indemnitee harmless therefrom.

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      (c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected as provided in this Section 8(c). The Independent Counsel shall be selected by the Board of Directors [subject to this Section 8(c)], and the Indemnitor shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. Indemnitee may, within seven
(7) days after receipt of such written notice of selection, deliver to the Indemnitor a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel," as defined in this Section 8, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to
Section 8(a) hereof, no Independent Counsel shall have been selected and not objected to, the Indemnitors may petition a court of competent jurisdiction for resolution of any objection which shall have been made by Indemnitee to the Indemnitors' selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 8(b) hereof. The Indemnitors shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) hereof, and the Indemnitors shall pay all reasonable fees and expenses incident to the procedures of this
Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

      9. Security. To the extent requested by the Indemnitee and approved by the Boards of Directors of the Indemnitors, the Indemnitors may at any time and from time to time provide security to the Indemnitee for the Indemnitors' obligations hereunder through a line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

      10. Enforcement. (a) Each Indemnitor has entered into this Agreement and assumed the obligations imposed on such Indemnitor hereby in order to induce the Indemnitee to act as an employee and/or agent of the Corporation or as an Affiliate Indemnitee and acknowledges that the Indemnitee is relying upon this Agreement in agreeing to serve or continuing in such capacity.

      (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

      (c) All expenses incurred by the Indemnitee in connection with the preparation and submission of the Indemnitee's request for indemnification hereunder shall be borne, jointly and

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severally, by the Indemnitors. In the event the Indemnitee has requested payment of any amount under this Agreement and has not received payment thereof within thirty (30) days of such request, the Indemnitee may bring any action to enforce his rights or such collect moneys due, and, if the Indemnitee is successful in such action, the Indemnitors shall reimburse the Indemnitee for all of the Indemnitee's fees and expenses in bringing and pursuing such action. If it is determined that the Indemnitee is entitled to indemnification for part (but not all) of the indemnification so requested, such fees and expenses shall be reasonably prorated. The Indemnitee shall be entitled to the advancement of such amounts to the full extent contemplated by Section 5 hereof in connection with such Proceeding.

      (d) In the event that (i) Advanced Amounts are not timely provided pursuant to Section 5 of this Agreement, (ii) no determination with respect to the entitlement to indemnification is received by Indemnitee pursuant to Section 8 of this Agreement within twenty (20) days after receipt by the Indemnitors of the request for indemnification or (iii) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification pursuant to Section 8 of this Agreement, Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction of his entitlement to such indemnification. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(d). Indemnitors shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration. Indemnitors shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that Indemnitors are bound by all the provisions of this Agreement.

      (e) In the event that the Indemnitee is subject to or intervenes in any Proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, the Indemnitee, if he prevails in whole or in part in such action, will be entitled to recover from the Indemnitors and will be indemnified by the Indemnitors against any actual expenses related thereto incurred by Indemnitee.

      11. Contribution. If the indemnification provided for herein in respect of any expense, liability or loss incurred by the Indemnitee in connection with any Proceeding is finally determined by a court of competent jurisdiction to be prohibited by applicable law or is otherwise unavailable and may not be paid to Indemnitee for any reason other than those set forth in paragraphs (i), (ii),
(iii) and (iv) of Section 2(e), then the Indemnitors, in lieu of indemnifying Indemnitee, shall contribute to the amount paid or payable by Indemnitee as a result of such expense, liability or loss in such proportion as is appropriate to reflect (i) the relative benefits received by the Indemnitors on the one hand and Indemnitee on the other hand from the events, circumstances, conditions, happenings, actions or transactions from which such Proceeding arose, (ii) the relative fault of the Indemnitors (including their affiliates) on the one hand and of Indemnitee on the other hand in connection with the events, circumstances and happenings which resulted in such expense, liability or loss (such relative fault to be determined

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by reference to, among other things, the parties relative intent, knowledge, access to information and opportunity to correct or prevent the events, circumstances and/or happenings resulting in such expense, liability or loss), and (iii) any other relevant equitable considerations, it being agreed that it would not be just and equitable if such contribution were determined by pro rata or other method of allocation which does not take into account the foregoing equitable considerations.

      12. Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections or subsections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of any section or subsections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable shall be construed so as to give effect to the intent of the parties that the Indemnitors (or any of them) provide protection to the Indemnitee to the fullest extent enforceable.

      13. Non-Exclusivity; Survival of Rights; Subrogation. (a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Charter Documents, any other agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Charter Documents and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

      (b) In the event of payment under this Agreement, the Indemnitors shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including execution of such documents as are necessary to enable the Indemnitors to bring suit to enforce such rights..

      (c) The Indemnitors shall not be liable under this Agreement to make any payments of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

      14. Modifications. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing by the Indemnitee and an officer of each of the Indemnitors designated by the Board of Directors of

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such Indemnitor. No waiver by either party at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

      15. Governing law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

      16. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand against a receipt therefor, received by facsimile, or five (5) days after being mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

                                            IF TO THE INDEMNITEE:

                                            __________________________________
                                            [Address of Indemnitee]

                                            IF TO PARENT:
                                            James Hardie Industries N.V.
                                            Atrium, 8th floor
                                            Strawinskylaan 3077
                                            1077 ZX Amsterdam
                                            The Netherlands
                                            Facsimile No.:  31-6- 2244 6170

                                            WITH A COPY TO:
                                            De Brauw Blackstone Westbroek N.V.
                                            Tripolis 300
                                            Burgerweeshuispad 301
                                            P.O. Box 75084
                                            1070 AB Amsterdam
                                            The Netherlands
                                            Facsimile No.:  31-20-577-1721
                                            Attn:  Martin van Olffen

                                            AND TO:
                                            Mark Shurtleff, Esq.
                                            Gibson, Dunn & Cruthcher LLP
                                            Jamboree Center
                                            4 Park Plaza
                                            Irvine, California 92614-8557

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

                                            IF TO CORPORATION:
                                            James Hardie Building Products, Inc.
                                            26300 La Alameda, Ste. 100
                                            Mission Viejo, CA 92691
                                            Facsimile No.:  (949) 348-4534
                                            Attn:  CEO and/or President

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

      18. Headings; References; Pronouns. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof. References herein to section numbers are to sections of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

      19. Consent to Jurisdiction. The Indemnitors and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the country of the Netherlands and the State of Nevada for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the country of the Netherlands or the state courts of the State of Nevada.

      20. Effectiveness. This Agreement shall be effective as of the day and year first above written, and shall apply to any Proceedings relating to matters which occurred prior to, on or after such date.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

                                            JAMES HARDIE INDUSTRIES N.V.

                                            By: _______________________________
                                                Name:
                                                Title:

                                            JAMES HARDIE BUILDING PRODUCTS INC

                                            By: _______________________________
                                                Name:
                                                Title:

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                                            INDEMNITEE

                                            By: _______________________________
                                                Name:

                                       12